Exhibit 99.4
IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF TEXAS
AMARILLO DIVISION

SWIFT & COMPANY,	§
§
Plaintiff,	§
V.	§
	§	2:06-CV-314-J
IMMIGRATION AND CUSTOMS	§
ENFORCEMENT DIVISION OF THE	§
DEPARTMENT OF HOMELAND	§
SECURITY and JULIE L. MYERS,	§
§
Defendants.	§
ORDER
     Swift & Company filed an action on November 28, 2006, seeking declaratory and injunctive relief to prevent the Immigration and Customs Enforcement Division (“ICE”) of the Department of Homeland Security from proceeding with ICE’ s December 4, 2006, plan or any comparable planned mass removal of unauthorized workers at 6 of Swift’s plants. Swift contends it participated in the Government’s Basic Pilot Program and that such a removal would violate the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (“IIRIRA”), Pub. L. 104-208, 110 Stat. 3009, by subjecting Swift to civil and criminal liability for actions which it took on reliance on that Program. Swift also contends that such ICE action would deprive Swift of a protected property interest in its business without due process of law. The matter is before this Court on Swift’s Motion for Preliminary Injunction on which a closed hearing was heard on December 6, 2006.
Legal Standards
     In considering Plaintiff’s request for a preliminary injunction, this Court must weigh four factors: (1) whether the plaintiff has a substantial likelihood of succeeding on the merits; (2)

whether the plaintiff would suffer irreparable injury were an injunction not granted; (3) whether an injunction would substantially injure interested parties; and (4) whether the grant of an injunction would further the public interest. University of Texas v. Carnenisch, 451 U.S. 390, 392 (1981). The decision to grant a preliminary injunction is to be treated as the exception rather than the rule. State of Texas v.. Seatrain Int’l, S.A., 518 F.2d 175, 179 (5th Cir. 1975). Plaintiffs must carry the burden of proving all four factors. Black Fire Fighters Ass’n v. City of Dallas, Tex., 905 F.2d 63, 65 (5th Cir. 1990).
DISCUSSION
Jurisdiction
     This Court has jurisdiction pursuant to 28 U.S.C. §1331 to adjudicate Plaintiff’s statutory claim asserted under §403(d) of IIRIRA and its Forth Amendment constitutional due process claim. Plaintiff has standing to assert those claims in this action. Lujan v. Defenders of Wildlife, 504 U.S. 555, 560-61, 112 S.Ct. 2130, 119 L.Ed.2d 351 (1992)(quoting Whitmore v. Arkansas, 495 U.S. 149, 155, 110 S.Ct. 1717, 109 L.Ed.2d 135 (1990)). One of the Swift plants is at Cactus, Texas, in the Amarillo Division of the Northern District of Texas.
The Basic Pilot Program
     Pursuant to §§401, 402(a) and 404 of IIRIRA, Plaintiff Swift elected to enter into a series of Memorandum of Understandings (MOU) allowing all of Swift’s plants to access the Department of Homeland Security’s web-based employment eligibility verification system known as the Basic Pilot Program. That program is designed to permit employers to determine whether newly hired employees are legally authorized to work in the United States.

     Both IIRIRA and the MOU state that “no person or entity participating in a pilot program shall be civilly or criminally liable under any law for any action taken in good faith reliance on information provided through the confirmation system.” IIRIRA §403(d); MOU Art. II(C)(5).
     However, pursuant to Article II(C)(6) of the MOU the government expressly reserves the right “to conduct any other enforcement activity authorized by law.” An employer who signs a MOU agrees to allow ICE to make periodic visits to review Basic Pilot-related employment records and conduct Form I-9 compliance inspections.
     Swift argues that its participation in The Basic Pilot Program and the language of 403(d) prevent ICE from causing disruption of business and economic damages which Swift refers to as a de facto penalty by conducting a mass removal enforcement action as proposed by ICE. The Court has found no authority that would support that contention and concludes that the language “which offers protection from civil or criminal liability” cannot be parlayed to include economic damages to an employer resulting from the removal of suspected unauthorized workers.
     For years a known principal weakness of the Basic Pilot Program has been its inability to detect identity theft. The government has known since at least 2002 that “the prevalence of identity fraud seems to be increasing.” GAO Report 02-363 (March 2002). The government has known since at least August, 2005, that the current Basic Pilot Program can not successfully detect identity theft and would likely permit an unauthorized worker to be improperly verified as work-authorized. GAO Report 05-813 (August 2005).
     For example, the program does not check Social Security or IRS databases to determine if a particular social security number is already being used at another workplace. It is known to the government that some social security numbers are widely used at multiple employment locations, over two hundred workplaces for some numbers, but the Basic Pilot program has not been changed to flag such suspicious numbers or to return non-authorizations for persons presenting identity documents under such conditions.
     It should be noted that, despite these known significant flaws, the law permits only limited and insufficient additional verification options to an employer. The Basic Pilot Program provides for a list of acceptable documents which may be furnished to prove identity and establish employment eligibility. Section 1324b(a)(6), Title 8, United States Code, addresses unfair immigration related employment practice as follows:
“A person’s or other entity’s request, for purposes of satisfying the requirements of section 1324a(b) of this title [setting up the employment verification system to prevent employment of unauthorized workers], for more or different documents than are required under such section or refusing to honor documents tendered that on their face reasonably appear to be genuine shall be treated as an unfair immigration-related employment practice if made for the purpose or with the intent of discriminating against an individual in violation of paragraph (1)[i.e., an alien applying for employment].”
An employer could reasonably consider that the limitation on the documents which it may require makes it difficult to protect itself from the adverse effects of employing unauthorized workers.1
     ICE believes that the enforcement action at issue here will allow ICE to identify and detain persons who are engaged in such identity theft, approximately 170 of which are known by ICE to currently be using false identities at Swift plants to the detriment of U.S. citizens. ICE further expects to apprehend persons who are engaged in large-scale identity theft and document

[1]	On February 12, 2001, the OSC brought a complaint against Swift for an alleged “pattern and practice” of document-based discrimination, in which it sought civil damages of $2.5 million. After two years of negotiations, Swift settled the case with no admission of guilt for approximately $200,000.

fraud by providing illegal immigrants with documentation permitting them to successfully achieve Basic Pilot system work-authorized verification.
     The MOU and the law expressly permit such enforcement actions. At this stage Plaintiff has not shown that it has a substantial likelihood of succeeding on the merits of this statutory claim.
Due Process Claim
     Swift argues that by simultaneously conducting the enforcement action at 6 of its 8 work places, ICE will unreasonably cause substantial and irreparable injury to its business in violation of the due process clause of the Constitution. Swift estimates that as many as 40% of its employees might be removed in the enforcement action and estimates that the disruption of its operations could result in as much as a one hundred million dollar loss to Swift. ICE does not dispute that the removal of an estimated 30 to 40% of Swift’s 13,000 workers at one time will significantly impair Swift’s ability to meet its contractual obligations, negatively impact its business operations, and cause Swift substantial economic damage. ICE argues, however, that Swift has no right to continue to utilize thousands of illegal workers in violation of the immigration laws.
     “It is clear, of course, that no Act of Congress can authorize a violation of the Constitution.” Almeida-Sanchez v. U.S., 413 U.S. 266, 271, 93 S.Ct. 2535, 2539, 37 L.Ed.2d 596 (1973). “But under familiar principles of constitutional adjudication, our duty is to construe the statute, if possible, in a manner consistent with the Fourth Amendment.” Id. (citing Ashwander v. Tennessee Valley Authority, 297 U.S. 288, 348, 56 S.Ct. 466, 483, 80 L.Ed. 688 (1936)).
     The Supreme Court has “consistently has held that some form of hearing is required before an individual is finally deprived of a property interest.” Mathews v. Eldridge, 424 U.S.

319, 333, 96 S.Ct. 893, 902, ___L.Ed.___(1976)(citing Wolff v. McDonnell, 418 U.S. 539, 557-558, 94 S.Ct. 2963, 2975-2976, 41 L.Ed.2d 935 (1974); Phillips v. Commissioner of Internal Revenue, 283 U.S. 589, 596-597, 51 S.Ct. 608, 611-612, 75 L.Ed. 1289 (1931); Dent v. West Virginia, 129 U.S. 114, 124-125, 9 S.Ct. 231, 234, 32 L.Ed. 623 (1889)). The “right to be heard before being condemned to suffer grievous loss of any kind, even though it may not involve the stigma and hardships of a criminal conviction, is a principle basic to our society.” Joint Anti-Fascist Comm. v. McGrath, 341 U.S. 123, 168, 71 S.Ct. 624, 646, 95 L.Ed. 817 (1951)(Frankfurter, J., concurring). The fundamental requirement of due process is the opportunity to be heard “at a meaningful time and in a meaningful maimer.” Armstrong v. Manzo, 380 U.S. 545, 552, 85 S.Ct. 1187, 1191, 14 L.Ed.2d 62 (1965). See Grannis v. Ordean, 234 U.S. 385, 394, 34 S.Ct. 779, 783, 58 L.Ed. 1363 (1914).
     While in Goldberg v. Kelly, 397 U.S., at 266-271, 90 S.Ct., at 1019-1022, 25 L.Ed.2d 287 (1970), the Supreme Court held that a hearing closely approximating a judicial trial is necessary before governmental action that deprives a person of essentials needed for survival, that does not appear to be the case here. “In other cases requiring some type of pretermination hearing as a matter of constitutional right the Court has spoken sparingly about the requisite procedures,” such as an ex parte hearing, a probable-cause determination, or a post-action evidentiary hearing such as a trial on the merits. Mathews v. Eldridge, 424 U.S. at 333, 96 S.Ct. at 902. These decisions underscore the truism that” ‘(d)ue process,’ unlike some legal rules, is not a technical conception with a fixed content unrelated to time, place and circumstances.” Cafeteria Workers v. McElroy, 367 U.S. 886, 895, 81 S.Ct. 1743, 1748, 6 L.Ed.2d 1230 (1961). “(D)ue process is flexible and calls for such procedural protections as the particular situation demands.” Morrissey

v. Brewer, 408 U.S. 471, 481, 92 S.Ct. 2593, 2600, 33 L.Ed.2d 484 (1972). Accordingly, resolution of the issue whether the procedures provided here are constitutionally sufficient requires analysis of the governmental and private interests that are affected. Arnett v. Kennedy, 416 U.S. at 167-168, 94 S.Ct., at 1650-1651; Goldberg v. Kelly, supra, 397 U.S., at 263-266, 90 S.Ct., at 1018-1020; Cafeteria Workers v. McElroy, 367 U.S., at 895, 81 S.Ct., at 1748-1749. More precisely, identification of the specific dictates of due process generally requires consideration of three distinct factors: First, the private interest that will be affected by the official action; second, the risk of an erroneous deprivation of such interest through the procedures used, and the probable value, if any, of additional or substitute procedural safeguards; and finally, the Government’s interest, including the function involved and the fiscal and administrative burdens that the additional or substitute procedural requirement would entail. See, e.g., Goldberg v. Kelly, supra, 397 U.S., at 263-271,90 S.Ct., at 1018-1022.
     Instead of a one-day raid at six plants, Swift proposes that ICE conduct a phased workplace enforcement action over a ten week to four-month period, targeting one plant at a time. Swift believes that such a plan, while still costing Swift significant damages, is the best way to minimize damages and argues that it would catch as many illegal workers as would be caught under ICE’ s plan of action.
     ICE has rejected that proposal because, in part, it is impossible to proceed in such a manner without alerting other suspects who will then disappear into the homeland, each one possessing false documentation permitting them to receive employment verification through the Basic Pilot Program with another employer.

     As a case in point, between October 19, 2006, and November 17, 2006, Swift voluntarily conducted approximately 450 interviews of suspect employees at several of its plants. Swift found that between 90 to 95% of its suspect employees were either not who their identification documents said they were and/or they were not legally eligible to be employed in the United States. Over 400 illegal workers were terminated, self-terminated (quit), or did not show up for scheduled interviews and were fired. Swift did not notify ICE. Neither Swift nor ICE knows where those 400 workers are now. Swift ended that self-review at ICE’s insistence.
     It is clear, as ICE contends, that it is impossible to proceed in the manner advocated by Swift without alerting suspects who will then disappear into the homeland, each one possessing false documents pennitting them to receive employment verification through the Basic Pilot Program with another employer.
     Form I-9 review is a “snapshot in time,” a view which ICE believes may be months out of date by the date its enforcement action occurs at the workplace. Therefore, ICE believes that it must interview all Swift workers because it can not accurately determine on the basis of Form I-9 reviews alone which workers are illegal and which employees are legally entitled to work. ICE therefore believes that the most effective enforcement action is one in which it interviews all workers at all six plants and all in one day.2
     ICE proposes to interview all workers in one day by gathering, with Swift’s consent, the workers on each shift in a common place such as the cafeteria as they report for work. It believes that this procedure will avoid problems such as contamination of product that might occur if it interviewed workers on the floor as they work.

     The Court finds that Swift has not carried its burden of showing that grant of the requested injunction would further the public interest. Swift has not proposed, and this Court has not been able to devise, a procedure that would not be detrimental to important public interest and at the same time protect Swift from economic loss. The testimony in this case and the General Accounting Office reports on identity theft which are filed of record in this case evidence that U.S. citizens are being harmed, continually and daily, by identity theft and document fraud of the types which this enforcement action specifically targets. The testimony that Federal Trade Commission reports show that 331 Swift employees have used false identities to the harm of other citizens, 170 of which still work at Swift, is evidence that grant of the requested injunction would harm the public’s interest in quickly catching such criminals, swiftly breaking up any rings which cause or contribute to such harm, and minimize continuing damages to innocent citizens. While Swift has offered to assist ICE in apprehending the 170 current workers and agreed to assist ICE in enforcement actions to catch and break up identity theft operations at Swift plants, beyond that general offer no showing was made that grant of the injunction specifically requested by Swift would accomplish those goals, or how.
Conclusion
     The Court concludes that:
     1) Plaintiff has not established a substantial likelihood of succeeding on the merits;
     2) the Plaintiff will suffer irreparable injury if the injunction is not granted;
     3) an injunction would substantially injure legitimate ICE enforcement activities; and

[2]	ICE’s review of the Form I-9s at Swift’s other two plants showed no significant numbers of suspected illegal workers, therefore ICE does not propose to raid those plants at this time.

     4) the grant of an injunction would not further and. in fact, would be contrary to the public interest.
     Accordingly, the Motion for Preliminary Injunction is DENIED.
CAVEAT
     Swift did not bring this action on behalf of the employees to be interviewed.
     In argument, ICE argued that INS v. Delgado, 466 U.S. 210, 104 S.Ct.(1984), authorized it to conduct a factory survey of the work force in search of illegal aliens by walking through the plant and interviewing the workers as they performed their duties. In Delgado, the INS conducted a survey of the work force at a garment factory (Southern California Davis Pleating Co.) in search of illegal aliens. INS agents moved systematically through the factory approaching employees and identifying themselves and asked the employees from one to three questions relating to their citizenship. During the survey, employees continued with their work and were free to walk around within the factory. Questioned employees who were United States citizens or permanent resident aliens alleged that the survey violated their Fourth Amendment rights. The Supreme Court held that their Fourth Amendment rights were not violated under the circumstances.
     The facts in the case before this Court involving a meat packing plant are significantly different from those in Delgado. Workers in a meat packing plant are working with exceedingly sharp knives and with potentially dangerous equipment along a steadily moving line. The difficulty of safely interviewing employees under those circumstances is apparent.
     ICE has stated that, if Swift consents, it will interview all of the employees at a central location as each shift reports for duty. There remain questions concerning the nature and length of detention.

     This Order does not address the Fourth Amendment rights of the employees to be questioned under either of these scenarios and should not be so construed.
     For the reasons set forth above, Plaintiff’s Motion for a Preliminary Injunction is DENIED.
     It is SO ORDERED.
     Signed this the 7th day of December, 2006.

/s/ MARY LOU ROBINSON MARY LOU ROBINSON
United States District Judge